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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549




                                       FORM 8-K


                                    CURRENT REPORT



                          Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934



         Date of Report (Date of Earliest Event Reported): February 26, 1999




                             Recycling Industries, Inc.
                  --------------------------------------------------
                  (Exact Name of Registrant as Specified in Charter)



               Colorado                0-20179         84-1103445
     ----------------------------     ----------      -------------
     (State or Other Jurisdiction    (Commission      (IRS Employer
           of incorporation)         File Number)   Identification No.)



     9780 South Meridian Blvd., Suite 180 Englewood, Colorado    80112
     --------------------------------------------------------   -------
              (Address of Principal Executive Offices)         (Zip Code)

          Registrant's telephone number, including area code (303) 790-7372
                                                             --------------


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ITEM 3.   BANKRUPTCY OR RECEIVERSHIP.

On February 26, 1999, Recycling Industries, Inc. (the "Company") issued the attached press release announcing that it and 21 of its directly and/or indirectly wholly-owned subsidiaries (the "Filing Subsidiaries") filed for protection under Chapter 11 of the Federal Bankruptcy Code as promulgated under the Bankruptcy Reform Act of 1978, as amended (the "Code"). Both the Company and the Filing Subsidiaries filed for such protection in the United States Bankruptcy Court, District of Colorado (the "Court"). The Company and the Filing Subsidiaries are now operating as debtors in possession subject to the supervision of the orders of the Court.

On March 2, 1999, the Court authorized the Company and Filing Subsidiaries, on an interim basis, to obtain and incur post-petition financing and post-petition indebtedness pursuant to a Post-Petition Credit Agreement dated as of February 26, 1999. A final hearing regarding the post-petition financing is set for March 23, 1999.

The Company also owns and/or controls interests in several non-operating, dormant companies. These companies were formed in the normal course of business, but do not currently have assets, liabilities and/or operations. As a consequence, these subsidiaries did not file for protection under the Code.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.

          99.1      Press Release of Registrant dated February 26, 1999.





                                       2


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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Recycling Industries, Inc.


Dated: March 12, 1999              By:  /s/ THOMAS J. WIENS
                                        -------------------
                                        Thomas J. Wiens
                                        Chief Executive Officer and
                                        Chairman


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                                    EXHIBIT INDEX


   Exhibit #                             Item
  -----------                          --------

      99.1                          Press Release



                         RECYCLING INDUSTRIES, INC. ANNOUNCES
                              CHAPTER 11 REORGANIZATION

(FEBRUARY 26, 1999) - ENGLEWOOD, COLORADO - Recycling Industries, Inc. today announced it has filed for reorganization under Chapter 11 of the United States bankruptcy code. This proceeding was filed in the U.S. Bankruptcy Court for the District of Colorado. The Chapter 11 filing includes Recycling Industries and all of its operating subsidiaries. This action was taken in an effort to assure its creditors, employees, and customers that it will continue operations while it completes its restructuring.

In connection with the reorganization proceedings, the Company's senior lender will provide Recycling Industries a debtor-in-possession credit facility. The Company expects that this new credit facility will enable the Company to meet its current financial needs and provide the necessary time to complete a longer term financial restructuring.

Recycling Industries, Inc. Chairman and CEO Thomas J. Wiens said, "Recycling Industries, Inc. joins several other steel related companies that have filed for Chapter 11 protection in the last several months. Record tonnage of imported steel has damaged the US steel industry and the many suppliers to
the steel industry like Recycling Industries.   The flood of imported
finished steel, helped cause the price for scrap metal to drop to 30-year lows during the second half of 1998. In many of our markets, we saw prices drop from $150 per ton to less than $85 per ton and volumes cut in half. I am unaware of other industries that can remain untouched when foreign companies dump government subsidized products into US markets. This unprecedented drop in scrap prices and demand, and the resulting lack of sufficient liquidity has made it difficult for Recycling Industries to service its debt and fund ongoing operations. We have diligently examined other courses of action, but have been left no other recourse."

"Market conditions have improved over the last 45 days, and it is our intention to continue our efforts to restructure the Company's existing indebtedness through discussions with our creditors under the protection of the bankruptcy laws. Recycling Industries is committed to diligently pursuing the Chapter 11 process to a successful conclusion and to emerge expeditiously," Wiens said.

Mr. Wiens also announced that Raymond C. Lawhon would assume the position of President of the Company. Mr. Wiens said, " As President of Recycling Industries, Ray Lawhon will be


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responsible for financial and operational aspects of the Company.  Restoring the Company to operational health and profitability is the major objective of management during these difficult market conditions. Mr. Lawhon is a seasoned 'hands on' professional that has worked in major private and publicly traded companies."

Wiens added, " Recycling Industries is a business with good facilities, loyal customers, a dedicated work force, and strong management. With improvements in market conditions and the restructuring of our debt obligations, we believe the company has an excellent chance of working through this process quickly."

Recycling Industries, Inc. is a full-service metal recycling company processing ferrous and non-ferrous metals. Based in Englewood, Colorado, the Company currently owns and operates 42 metal collecting and processing facilities in 12 states.